Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

Marina Bay Sands’ multi-billion-dollar expansion enters final phase of design enhancements
Luxury hotel tower, state-of-the-art entertainment arena and additional premium MICE space to deliver new economic, employment and visitorship contributions to Singapore
Artist impression of the expansion site showing the repositioned luxury hotel tower (left) and 15,000-seat entertainment arena.

Press Release
SINGAPORE (5 April 2024) – Marina Bay Sands is pleased to announce design and programme enhancements to its expansion project. Full-scale construction of the project1 is anticipated to begin by July 2025 with targeted completion by July 2029.

The expansion is designed by Safdie Architects, led by Moshe Safdie, who were the architects of the existing property. It will include a luxury hotel tower with a sky roof, a 15,000-seat entertainment arena and additional premium MICE (meetings, incentives, conferences & exhibitions) space, as well as new food and beverage and nightlife offerings.

The state-of-the-art arena is designed to be the leading live entertainment venue in Asia and is intended to deliver world class premium hospitality experiences.

Marina Bay Sands’ expansion will play an important role in driving additional inbound travel to Singapore. The arena will help attract top entertainers from Asia and around the world who previously may not have included Southeast Asia on their tours, while the additional MICE space will help attract more new-to-Singapore events.

“With the ongoing support of the Singapore Government, this development will further enhance the leisure and business tourism appeal of Singapore. It optimises the site’s programming elements and is designed to drive high-value tourism growth to Singapore,” said Patrick Dumont, President and Chief Operating Officer of Marina Bay Sands’ parent company, Las Vegas Sands.

“The all-suite hotel tower will set new standards of hospitality, the state-of-the-art arena will help attract the highest-calibre global entertainment events and artists, and the additional convention and exhibition space will extend the success of Singapore as a leading MICE destination. This significant investment in Singapore will help ensure Marina Bay Sands is ideally positioned to grow its economic, employment and visitorship contributions in the years ahead.”

1 Subject to planning approval.

Press Release
Artist impression of the state-of-the-art arena, with more open frontage, that will attract top entertainers from Asia and around the world.

The expansion project is separate from a US$1.75 billion reinvestment in the existing property. The largest reinvestment since Marina Bay Sands’ opening in 2010, it has already seen the complete refurbishment of Hotel Towers 1 and 2, in addition to new dining offerings and luxury lifestyle amenities for high-value travellers. Refurbishment work is now focusing on Hotel Tower 3, in addition to the Hotel Lobby and Sands SkyPark. It will include a reimagined VIP arrival experience, new premium dining and retail offerings, lobby transformation and renewed focus on wellness experiences for guests.

Since opening in 2010 at a development cost of US$5.6 billion, Marina Bay Sands has provided significant benefits to Singapore’s tourism sector, with over 470 million people having visited the resort since its opening. The resort has also meaningfully contributed to the business tourism appeal of Singapore, having hosted more than 1,750 new-to-Singapore MICE events since the opening of Marina Bay Sands.

Marina Bay Sands has also benefited the economy of Singapore through the creation of new jobs and support for local businesses including small- and medium-sized enterprises. The

Press Release
integrated resort directly employs more than 11,500 Team Members, with the figure expected to rise progressively in the years ahead to support the expansion of the resort.

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About Marina Bay Sands Pte Ltd
Marina Bay Sands is Asia’s leading business, leisure and entertainment destination. The integrated resort features Singapore’s largest hotel with approximately 1,850 luxurious rooms and suites, crowned by the spectacular Sands SkyPark and iconic infinity pool. Its stunning architecture and compelling programming, including state-of-the-art convention and exhibition facilities, Asia’s best luxury shopping mall, world-class dining and entertainment, as well as cutting-edge exhibitions at ArtScience Museum, have transformed the country’s skyline and tourism landscape since it opened in 2010.

Marina Bay Sands is dedicated to being a good corporate citizen to serve its people, communities and environment. As one of the largest players in hospitality, it employs over 11,500 Team Members across the property. It drives social impact through its community engagement programme, Sands Cares, and leads environmental stewardship through its global sustainability programme, Sands ECO360.

For more information, please visit www.marinabaysands.com

Media Enquiries
Nisha Jamal     +65 8180 8595 / nisha.jamal@marinabaysands.com
Valerie Koh     +65 8322 3305 / valeriesf.koh@marinabaysands.com

For hi-res images, please click here. (Credit images as indicated in the file names)